Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2017 Results

Irvine, CA, November 8, 2017 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) announces the financial results for the quarter ended September 30, 2017.

For the third quarter of 2017, the Company reported GAAP net earnings of $2.3 million, or $0.11 per diluted common share, and Adjusted Operating (Loss) Income (as defined below) of $114 thousand, or $0.01 per diluted common share, as compared to GAAP net earnings of $16.5 million, or $1.18 per diluted common share, and Adjusted Operating Income of $47.4 million, or $3.29 per diluted common share for the third quarter of 2016.

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2017	2017	2016	2017	2016
Revenues:
Gain on sale of loans, net	$42,476	$36,806	$113,158	$116,602	$245,849
Real estate services fees, net	1,355	1,504	2,678	4,492	6,773
Servicing fees, net	8,492	7,764	3,789	23,575	8,680
Loss on mortgage servicing rights, net	(10,513)	(6,669)	(15,857)	(18,159)	(41,249)
Other	266	228	225	541	453
Total revenues	42,076	39,633	103,993	127,051	220,506
Expenses:
Personnel expense	23,062	21,373	38,467	69,353	93,025
Business promotion	10,403	10,110	10,350	30,744	30,828
General, administrative and other	8,497	8,324	7,736	24,845	23,742
Accretion of contingent consideration	396	707	1,591	1,948	5,244
Change in fair value of contingent consideration	(4,798)	(6,793)	23,215	(11,052)	34,569
Total expenses	37,560	33,721	81,359	115,838	187,408
Operating income:	4,516	5,912	22,634	11,213	33,098
Other income (expense):
Net interest income	1,546	1,098	1,304	3,090	2,036
Loss on extinguishment of debt	—	(1,265)	—	(1,265)	—
Change in fair value of long-term debt	104	(265)	(8,641)	(2,657)	(7,286)
Change in fair value of net trust assets	(1,745)	2,005	1,071	6,578	2,609
Total other income (expense)	(95)	1,573	(6,266)	5,746	(2,641)
Net earnings before income taxes	4,421	7,485	16,368	16,959	30,457
Income tax expense	2,104	1,045	(130)	3,575	728
Net earnings	$2,317	$6,440	$16,498	$13,384	$29,729

Diluted weighted average common shares	21,195	21,258	14,403	20,381	13,973
Diluted earnings per share	$0.11	$0.32	$1.18	$0.71	$2.27

The decrease in net earnings and Adjusted Operating Income (Loss) was primarily attributable to a $70.7 million decline in gain on sale of loans revenue in the third quarter of 2017 as compared to the third quarter of 2016.  The decline was due to a decrease in origination volume, which was magnified by the decline in gain on sale margins.  Originations volume declined 51% in the third quarter of 2017 as compared to the same period in the prior year (discussed further below).  In addition, gain on sale margins decreased by 64 basis point (bps) 204 bps in the third quarter of 2017, as compared to 268 bps in the third quarter of 2016 reflecting the margin compression resulting from the historically low interest rate environment in the third quarter of 2016, in which the Company was able to generate significantly larger volume with wide gain on sale margins.

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Operating income, excluding the changes in contingent consideration (“Adjusted Operating (Loss) Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation of non-GAAP financial measures below. Although we are required by GAAP to record these fair value adjustments, management believes Adjusted Operating (Loss) Income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Nine Months Ended
Adjusted Operating (Loss) Income	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except share data)	2017	2017	2016	2017	2016
Net earnings:	$2,317	$6,440	$16,498	$13,384	$29,729
Total other (income) expense	95	(1,573)	6,266	(5,746)	2,641
Income tax expense	2,104	1,045	(130)	3,575	728
Operating income:	$4,516	$5,912	$22,634	$11,213	$33,098
Accretion of contingent consideration	396	707	1,591	1,948	5,244
Change in fair value of contingent consideration	(4,798)	(6,793)	23,215	(11,052)	34,569
Adjusted operating (loss) income	$114	$(174)	$47,440	$2,109	$72,911

Diluted weighted average common shares	21,195	21,258	14,403	20,381	13,973
Diluted adjusted operating income (loss) per share	$0.01	$(0.01)	$3.29	$0.10	$5.22

During 2017 we have also maintained marketing activities and certain costs consistent with 2016, despite higher interest rates, in an effort to increase NonQM and government-insured loan production both of which have higher margins and  both of which have increased over the third quarter of 2016 (as discussed below), as well as expanding our geographic footprint outside of California in the consumer direct channel.

Servicing Portfolio Data (in millions)	As of September 30, 2017	As of June 30, 2017	% Change	As of September 30, 2016	% Change

Mortgage Servicing Portfolio (UPB)	$15,703.1	$14,667.9	7%	$9,450.7	66%
Mortgage Servicing Rights	$159.0	$152.3	4%	$87.4	82%

	Q3 2017	Q2 2017	% Change	Q3 2016	% Change

Servicing Fees, Net	$8.5	$7.8	9%	$3.8	124%

Beginning in 2016, we developed a strategy to retain servicing. As a result, the unpaid principal balance (“UPB”) of the Company’s mortgage servicing portfolio increased 66% to $15.7 billion as of September 30, 2017 from $9.4 billion as of September 30, 2016.  The servicing portfolio generated net servicing fees of $8.5 million in the third quarter of 2017, a 124% increase over the net servicing fees of $3.8 million in the third quarter of 2016.  Additionally, delinquencies within the servicing portfolio remain low at 0.49% for 60+ delinquencies as of September 30, 2017.

The loss on mortgage servicing rights (“MSR”) in the third quarter of 2017 was primarily due to mark-to-market (“MTM”) loss and charges associated with payoffs in the portfolio related to the decrease in prevailing mortgage rates in the third quarter.  We have begun an effort to reduce prepayments in the servicing portfolio.  By doing so, we expect to reduce the payoffs in the portfolio as well as reduce the loss on mortgage servicing rights.

Origination Data (in millions)	Q3 2017	Q2 2017	% Change	Q3 2016	% Change
Retail Originations	$1,426.2	$1,186.8	20%	$3,273.7	-56%
Correspondent Originations	$376.4	$305.8	23%	$583.2	-35%
Wholesale Originations	$281.7	$301.0	-6%	$360.1	-22%
Total Originations	$2,084.3	$1,793.6	16%	$4,217.0	-51%

During the third quarter of 2017, total originations increased 16% to $2.1 billion as compared to $1.8 billion in the second quarter of 2017.  However, volume decreased 51% as compared to $4.2 billion in the third quarter of 2016.  The decrease in originations from the third quarter of 2016 was a result of higher interest rates during the third quarter of 2017 as compared to the aforementioned historically low interest rate environment the previous year, causing a sharp drop in refinance volume.

In the third quarter of 2017, NonQM and government-insured originations represented approximately 35% of total originations, as compared to just 12% of total originations in the third quarter of 2016. During the third quarter of 2017, the origination volume of NonQM loans increased to $239.4 million, as compared to $68.9 million of NonQM production for the third quarter of 2016.  In the third quarter of 2017, the retail channel accounted for 26% of NonQM originations while the wholesale and correspondent channels accounted for 74% of NonQM production.

We continue to believe there is an underserved mortgage market for borrowers with good credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau (CFPB). We have established lending guidelines, including determining the prospective borrowers’ ability to repay the mortgage, which we believe will keep delinquencies and foreclosures at acceptable levels.  Through the third quarter of 2017, we have originated $656.2 million of NonQM originations, with a weighted average FICO of 726 and weighted average LTV of 64%.

Additionally, in the third quarter of 2017, the Company’s government-insured loan production increased to $499.7 million, as compared to $439.2 million in the third quarter of 2016.  NonQM and government-insured mortgages are typically a higher margin product for the Company.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2017	2016
ASSETS
Cash	$34,815	$40,096
Mortgage loans held-for-sale	572,268	388,422
Finance receivables	60,912	62,937
Mortgage servicing rights	158,950	131,537
Securitized mortgage trust assets	3,769,231	4,033,290
Goodwill and intangibles	127,569	130,716
Deferred tax asset	24,420	24,420
Other assets	67,212	52,316
Total assets	$4,815,377	$4,863,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$591,583	$420,573
Debt	94,666	102,082
Securitized mortgage trust liabilities	3,751,831	4,017,603
Contingent consideration	5,816	31,072
Other liabilities	62,028	61,364
Total liabilities	4,505,924	4,632,694
Total equity	309,453	231,040
Total liabilities and stockholders’ equity	$4,815,377	$4,863,734

Book value per share	$14.77	$14.42

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Since the end of the third quarter, we have seen our NonQM and government production grow across all origination channels.  Prepayments in the servicing portfolio remain high, causing a write down on the mortgage servicing assets.  However, as our servicing portfolio continues to grow, it is generating significant and stable quarterly revenue, in excess of $8.5 million a quarter.  We still anticipate securitizing our NonQM production in the first quarter of 2018, which will be a significant milestone for the Company.”

Non-GAAP Financial Measures

This release contains operating income excluding changes in contingent consideration (“Adjusted Operating (Loss) Income”) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating (Loss) Income and Adjusted Operating (Loss) Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted EPS prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Diluted earnings per share	$0.11	$0.32	$1.18	$0.71	$2.27
Adjustments:
Total other (expense) income (1)	—	(0.09)	0.40	(0.35)	0.05
Income tax expense	0.10	0.05	(0.01)	0.18	0.05
Accretion of contingent consideration	0.02	0.03	0.11	0.10	0.38
Change in fair value of contingent consideration	(0.22)	(0.32)	1.61	(0.54)	2.47
Diluted adjusted operating income (loss) per share	$0.01	$(0.01)	$3.29	$0.10	$5.22

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted earnings per share (EPS) and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating income (loss) per share.

Conference Call

The Company will hold a conference call on November 9, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560conference ID number 8185418, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to increase origination volume in each of our origination channels and ability to successfully leverage our marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of NonQM loan originations and conventional and government-insured loan programs; inability to successfully reduce prepayments on our mortgage loans; ability to successfully diversify our mortgage products; ability to continue to grow servicing portfolio; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and

Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com